Exhibit 99






February 11, 1997



For Immediate Release


                    PROTECTIVE ANNOUNCES RECORD 4Q96 EARNINGS



Protective Life Corporation (NYSE:PL) announced fourth quarter results today. The Company's operating income, which excludes realized investment gains and losses and related amortization, was a record $.78 per share in the 1996 fourth quarter, an 11% increase over the $.70 per share last year in the fourth quarter. Consolidated net income for the fourth quarter of 1996 was $24.6 million or $.79 per share, compared to $18.9 million or $.65 per share reported for the 1995 fourth quarter.

The Company's 1996 operating income was a record $2.90 per share, an 8% increase over the $2.68 per share reported for 1995. Consolidated net income in 1996 was $89.0 million or $2.94 per share, compared to $76.7 million or $2.68 per share last year.

At December 31, 1996, the Company's assets were $8.3 billion, an increase of $1.1 billion in 1996. Stockholders' equity per share was $19.76 (excluding $.22 per share of unrealized investment gains resulting from marking the Company's securities to market values).

Operating return on average equity for 1996 was 16.4%. (Average equity excludes the effect of unrealized gains and losses on stockholders' equity.)

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the United States and Hong Kong.